Exhibit 10.6

Exclusive Consulting and Services Agreement

This Exclusive Consulting and Services Agreement (this “Agreement”) is made and entered into by and between the following Parties in Beijing, the People’s Republic of China (“PRC”) on June 26, 2018:

Party A: Beijing BlueCity Information & Technology Co., Ltd.

Party B: Beijing BlueCity Culture and Media Co., Ltd.

Whereas:

1.

Party A is a wholly foreign-owned enterprise incorporated and validly existing in Beijing, mainly conducts business in relation to consultancy, and development and maintenance of software and APPs (“Consultancy and Services”) with extensive experience and resources on Consultancy and Services.

2.	Party B is a limited liability company incorporated and validly existing in Beijing;

3.	Party B intends to engage Party A as its exclusive Consultancy and Services provider, which will provide Party B advises and services in relation to its operational activities.

Therefore, through mutual discussion, Party A and Party B have reached the following agreements:

Article 1 Consultancy and Services

1.1

Party B agrees to engage Party A as its exclusive Consultancy and Services provider, who will provide services and consultancy in relation to Party B’s operational activities set forth in Exhibit 1 in accordance with terms and conditions of this Agreement (“Consulting and Services”).

1.2

Party B’s assignment and authorization to Party A under this Agreement shall be sole, exclusive and irrevocable. Party B or its subsidiaries shall not accept Consultancy and Services provided by any third party (including its shareholders) without Party A’s prior written consent.

Article 2 Service Fee and Payment

2.1

Party B shall pay Party A service fees for the Consultancy and Services provided by Party A (“Service Fee”). Party A shall determine and pay the Service Fee at any profitable fiscal quarter pursuant to the methods set forth in Exhibit 2 of this Agreement.

2.2

Party A agrees that, during the term of this Agreement, Party A shall enjoy all economic benefits of, and bear all risks arising from, the business operation of Party B; to ensure that Party B could meet its daily operating cash flow requirements and/or for the purpose of offsetting any operating loss incurred, regardless of Party B’s actual occurrence of such operating losses, Party A may in its full discretion to provide financial support to Party B (to the extent permitted under PRC laws and regulations), and Party A may provide financial support to Part B in the form of loans, and they shall enter into independent loan agreements in relation to such loans; in the event that Party B incurs any operating loss or experiences significant operation difficulties, Party A is entitled to request Party B to cease its operations at any time, and Party B shall unconditionally accept the request of Party A.

2.3

In the event that Party B fails to pay the Service Fee and other expenses in accordance with this Agreement, Party B shall additionally pay liquidated damage in an amount representing 0.05% late payment per day to Party A.

2.4

If at its own expense, Party A is entitled to appoint its employees or other certified accountants or auditors in PRC or other countries (the “Authorized Representative of Party A”) to examine Party B’s accounts to review the calculation method and the amount of the Service Fee. For this purpose, Party B shall provide the Authorized Representative of Party A with all requested documents, accounts, records, data, and etc., so that the Authorized Representative of Party A can audit Party B’s accounts and determine the amount of the Service Fee, and Party B consent to the disclosure of such information and materials by Party A’s shareholders to the satisfaction of the requirements of securities regulations. Except for material mistakes, the amount of the Service Fee shall be the amount as determined by the Authorized Representative of Party A.

2.5

Party A and Party B hereby confirm that, the aforementioned Service Fee only includes the compensation that Party A shall be paid for the provision of Consultancy and Services. Party B shall bear all travel expenses, transportation expenses, postage and all expenses in relation to the engagement of the certified accountants or auditors.

2.6	Party B shall make payment of the Service Fee to Party A without any deduction (such as bank commissions and etc.), and Party B shall bear all such deductions.

2.7

Both Parties agree that, the services provided by Party A under this Agreement to Party B shall also be applicable to the subsidiaries controlled by Party B, and Party B shall procure each of its controlled subsidiaries to exercise rights and perform obligations in accordance with this Agreement.

2.8	Party A and Party B agree that both parties will jointly bear all economic losses incurred as a result of the performance of this Agreement.

2.9

Party B’s relevant shareholders will pledge their equity interests in Party B to Party A to secure all Service Fee, liquidated damages, actual expenses and indemnifications payable by Party B under this Agreement.

Article 3 Obligations to Refrain from Acts

Commencing from the signing date of this Agreement, unless obtained the written consent of Party A or its designated party, Party B shall not, and shall procure and ensure any of its subsidiaries not to conduct any of the following activities:

3.1	Any business not in the ordinary course of the company (“Business of the Company”) or not consistent with the former practice of the company or conducted in an informal way;

3.2

Any increase or decrease of registered capital of the company, any alternation on the structure of the company’s registered capital in other manners, any adjustment in relation to the business scope of the company or any amendments of the articles of association of the company;

3.3	Any change in the ordinary business procedure of the company, or any material amendment on the internal regulations and policies;

3.4	Any material adjustment with respect to its business models, marketing strategies, management policies or customer relationships;

3.5	Any contractual arrangements with any third parties with the purpose of controlling the company;

3.6	Any consolidation, merger, acquisition, joint venture or other forms of joint operation on the Business of the Company;

3.7	Any capital expenditure other than in the ordinary course of business of the company;

3.8	Execution of material contracts other than in the ordinary course of business of the company;

3.9	Dissolution or liquidation of the company;

3.10	Adoption or change of any business plan or annual budget of the company;

3.11	Causing the company to bear any debt other than in the ordinary course of business of the company;

3.12	Deferring any company’s due debt to third parties ;

3.13	Inheriting or providing guarantee for any debt other than in the ordinary course of business of the company;

3.14	Providing guarantees to any third party with its assets or intellectual properties, or creating any other encumbrances on the company’s assets or interests;

3.15

Sale, transfer, pledge, permission or disposition of the any assets in other forms (including without limitation, any kinds of tangible assets, intellectual properties and other assets or relevant rights on the assets, such as copyrights, patents, patent applications, trademarks, software, technology secrets, business secrets or other rights) (other than in the ordinary course of business of the company), the business or the lawful rights to the revenue;

3.16	Any external investment;

3.17	Distribution of the profits and dividends in any form;

3.18	Any material change on the accounting policy of the company, or

3.19	Any engagement or change of the company’s auditor.

Article 4 Operation Management and Personnel Arrangement

4.1

Party B agrees to accept suggestions of Party A in relation to employment, dismissal of the company’s staff, daily operation and management of the company and financial management of the company, as well as to implement the above suggestions strictly.

4.2

To the extent of not violating PRC laws and regulations, Party B and/or any of its subsidiaries shall elect candidates recommend by Party A as the company’s directors/executive directors and senior managements (including the general manager, chief financial officer and other senior managements). Unless with the prior written consent from Party A or required by laws, Party B and/or any of its subsidiaries shall not refuse to elect Party A’s recommended candidates with any reasons.

4.3

Commencing from the execution date of this Agreement, unless with the prior consent from Party A or its designated parties, Party B shall not, and shall procure and ensure any of its subsidiaries not to engage, dismiss any director/ executive director or any senior management of the company, or amend conditions with regard to appointment/engagement of directors/executive directors or senior managements of the company.

Article 5 Intellectual Property

5.1

Any intellectual properties developed during the performance of this Agreement, including without limitation, copyrights, patent rights, technical secrets, business secrets and any other intellectual properties, shall be owned by Party A, despite that such intellectual properties developed by Party A independently or by Party B based on Party A’s intellectual properties or by Party A based on Party B’s intellectual properties. The licensing of such intellectual properties shall be determined by both parties after negotiation.

5.2

In the event that the development of the intellectual properties is carried out by Party A based on Party B’s intellectual properties, Party B shall ensure that such intellectual properties are free from any defect, and in the event that Party A suffers any loss due to the aforementioned defects, Party B shall bear such losses. If Party A becomes liable for compensation to any third party consequently, then Party A is entitled to recovery from Party B after Party A made such compensation.

Article 6 Confidentiality

6.1

Any party upon the acknowledgement of the technology materials and information of the other party as a result of the execution and performance of this Agreement (“Confidential Information”), regardless of whether the other Party has taken measures to keep confidentiality, such informed party shall bear confidentiality responsibility. The receiving party shall not reveal, disclose or transfer such Confidential Information to any third party, or use such Confidential Information for any third parties’ benefits, unless with the prior written consent from the other Party.

6.2

The informed party undertakes that it will provide the Confidential Information to its employees, consultants, and agents only for the purpose of performance of this Agreement, and it shall ensure the employees, consultants, agents that have access to the Confidential Information to undertake confidentiality obligations same as so provided under this Article 6. Any breach by the aforementioned personnel shall be deemed as a breach of this Section 6 by the informed party and it shall assume the liability for breach of this Agreement.

6.3

Upon termination of this Agreement, the informed party shall return or destroy any documents or any other carriers containing the Confidential Information upon the request of the other party. The informed party shall not continue keeping or using such Confidential Information in any carrier.

6.4	Party A and Party B mutually agree that this Article 6 shall survive the amendment, cancellation or termination of this Agreement.

Article 7 Representations and Warranties

7.1	Party A hereby represents and warrants that:

7.1.1	Party A is a wholly foreign-owned enterprise incorporated in Beijing under the PRC laws and is in good standing.

7.1.2

Party A has taken necessary actions to be duly authorized and has obtained consents or approvals of third parties or government authorities. None of the provisions of this Agreement constitutes a violation of any applicable laws and the company’s internal regulations.

7.1.3

In relation to the execution and performance of this Agreement, none of the facts disclosed by Party A to Party B and the relevant PRC authorities contains any false information, and there is no negligence in disclosing any necessary and material events.

7.1.4	This Agreement shall become valid, effective and binding to Party A and can be enforced against Party A.

7.2	Party B hereby represents and warrants that:

7.2.1	Party B is a limited liability company incorporated in Beijing under the PRC laws and is validly existing.

7.2.2

Party B has taken necessary corporate actions to be duly authorized, and has obtained consents and approvals from third parties or government authorities; None of the provisions of this Agreement constitutes a violation of any binding or applicable laws and the company’s internal regulations.

7.2.3

In relation to the execution and performance of this Agreement, the facts disclosed by Party B to Party A and the relevant PRC authorities do not contain any false information or omission of any material events.

7.2.4

Party B shall promptly inform Party A of any situation that may bring or have brought adverse effects to its business operation, and shall make best efforts to prevent the occurrence of such situation and/or expansion of losses.

7.2.5	Party B shall not dispose of any material assets or change current shareholding structure in any way without the prior written consent of Party A.

7.2.6	This Agreement shall become valid, effective and binding upon its effectiveness and can be enforced against Party B.

Article 8 Indemnification

8.1

Unless otherwise provided in this Agreement, it shall constitute a breach of this Agreement if any party does not perform completely or cease to perform its obligations under this Agreement and fail to remedy within thirty days following the receipt of notice from the other party, or the representations and warranties of any party are not true.

8.2

In the event that any party breaches this Agreement or any representation or warranty under this Agreement, the other party can inform the breaching party in writing to require it to remedy such breach within a reasonable period or within ten (10) days after receiving the written notice, to take relevant effective and timely measures to avoid losses, and to continue the performance of this Agreement. In the case of any losses, the breaching party shall indemnify the other party to put it in such a position as if this Agreement has been normally performed, without prejudice to all other remedies available pursuant to this Agreement and laws and regulations.

8.3

The breaching party shall indemnify the other party (including without limitation, any losses or legal fees due to such breach) any expenses, liabilities and any other losses resulting from its breach of this Agreement, including without limitation, profit losses of the company. The total amount of indemnification payable to the breaching party shall equal to the amount of losses incurred due to such breach which shall include any profits that the non-breaching party is entitled to obtain due to its compliance of this Agreement as well, to the extent that the indemnification shall not exceed the reasonable expectations of both parties.

8.4

In the event of any claim of a third party due to Party B’s incompliance of Party A’s instruction, the improper use of Party A’s intellectual properties or the improper operation of any technology, Party B shall bear all relevant losses. Upon Party B’s knowledge of any third parties’ usage of Party A’s intellectual properties without lawful authorization, Party B shall inform Party A immediately and cooperate with Party A in relation to any of Party A’s actions.

Article 9 Effectiveness and Validity

9.1	This Agreement shall be effective upon the execution by both parties on the date of agreement indicated at the beginning of this Agreement.

9.2	The term of this Agreement shall be permanent unless terminated in accordance with this Agreement in advance.

9.3

Before expiration of this Agreement, if required by Party A, both parties shall change the term of this Agreement in accordance with Party A’s request, and execute another exclusive consulting and services agreement or perform this Agreement continuously.

Article 10 Termination

10.1

On the condition that it will not violate Party A’s laws or other rights or remedies due to other reasons, Party A is entitled to terminate this Agreement immediately with written notice to Party B in the event of the following conditions: (1) the default of Party B and Party B fails to remedy such defaults within 30 business days after the receipt of Party A’s written notice; (2) the termination of business, dissolution, liquidation, active or passive application of bankruptcy, revocation of business license or any other similar situations of Party B; (3) equity interests and/or assets held by Party B have been transferred to Party A and/or other person(s) designated by Party A in accordance with the Exclusive Option Agreement executed by and between Party B’s shareholders and Party A; or (4) once Party A is permitted by PRC laws to hold equity interests of Party B directly and Party A, its subsidiaries and branches are permitted to operate Party B’s business lawfully, this Agreement shall be terminated on the date that Party A is officially registered as the shareholder of Party B as agreed.

10.2	Within the term of this Agreement, Party A is entitled to terminate this Agreement at any time with a written notice thirty days in advance.

10.3	Within the term of this Agreement, Party B shall not terminate this Agreement in advance with any reason.

10.4	The rights and obligations under Article 6 and Article 8 shall survive the termination of this Agreement.

Article 11 Dispute Resolution

11.1

Any dispute arising out of the interpretation and performance of this Agreement shall be resolved in the first instance through negotiations in good faith. If the dispute is not resolved through negotiations within 30 days after the request of consultation on the dispute by one party, either party can submit the dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing and the then effective rules of arbitration shall be applied. The proceeding of arbitration shall be conducted in Chinese. The arbitral awards shall be final and binding upon the parties thereto.

11.2

Upon the request of either party to the dispute, the court of competent jurisdiction can grant provisional reliefs, such as seizing or freezing the assets or the equity interests of the party in breach. After the arbitral award takes effect, any party is entitled to apply to a court of competent jurisdiction for enforcement of such award.

11.3	Both parties shall continuously perform their obligations in good faith pursuant to this Agreement other than which is under dispute between the parties.

Article 12 Force Majeure

12.1

“Force Majeure Event” means an event which is unforeseeable to a party or is unable to avoid or recover even with reasonable attention, which includes, without limitation, war or natural disasters. Provided, however, insufficient of credits, capitals or financing shall not be deemed as a Force Majeure Event. Considering the special nature of computer networks, the Force Majeure Event shall include any of the following events that may impact the normal operation of either party’s computer network:

12.1.1	Attacked by hackers or computer virus;

12.1.2	Interrupted by material adjustment of telecom departments; or

12.1.3	Suspension of operation due to the temporary control of government authorities.

12.2

Where the performance of this Agreement is delayed or impeded due to the Force Majeure Event aforesaid, the party affected by the Force Majeure shall not bear any liability herein, provided that the affected party shall make all reasonable and feasible efforts to perform this Agreement or to mitigate the effects of Force Majeure and the scope of liability exemption shall be limited to the part being delayed and impeded. Once the cause of such exemption has been rectified and remedied, both parties agree to make best endeavor to resume the performance of this Agreement.

Article 13 Applicable Laws

Performance, interpretation, dispute resolution and enforcement of this Agreement shall be governed by PRC laws.

Article 14 Notice

Any notice or other correspondence sent pursuant to this Agreement shall be written in Chinese and when the notice is delivered personally or sent by registered mail, postage prepaid, by a reputable commercial courier service or by facsimile transmission to the address of such party or parties set forth below, the notice shall be deemed to be effectively delivered.

Party A: Beijing BlueCity Information & Technology Co., Ltd.

Address: ***

Party B: Beijing BlueCity Culture and Media Co., Ltd.

Address: ***

Article 15 Assignment of the Agreement

15.1

Party B shall not directly or indirectly assign, re-license, lease, gift, pledge, entrust, distribute in kind of any, or dispose of its right and/or obligations under this Agreement in other forms to third parties without the prior written consent of Party A.

15.2

Party B hereby agrees that, Party A is entitled to assign or delegate all or part of its rights and/or obligations under this Agreement to third parties pursuant to the actual conditions in a proper time with prior notice to Party B, and prior written or oral confirmation from Party B is not required.

Article 16 Miscellaneous

16.1

Any written consents, suggestions, and appointments in relation to Party A as well as any other decisions that may have material impacts on Party B’s ordinary course of operation shall be made by Party A’s board of directors or its executive directors if a board is not established.

16.2

At any time after the execution of this Agreement, in the event that any promulgation or amendment of any PRC laws, regulations or rules, or any alternation on the application or interpretation of such laws, regulations or rules, the following arrangements shall be applied: (1) if the amendment or promulgation of such laws, regulations or rules are more preferential than relevant laws, regulations or rules in effect on the signing date to either party (without any material prejudice to the other party), both parties shall apply for the benefits and interests brought by such amendment or promulgation in a timely manner and shall make their best efforts for the approval of such application; or (2) if the amendment or promulgation aforesaid will bring material prejudice directly or indirectly to either party with respect to its economic benefits and interests, this Agreement shall be performed in accordance with the original provisions. Both parties shall make their best efforts to obtain exemptions on such amendment or promulgation in a lawful way. If the adverse effect on either party’s economic benefits and interests cannot be solved in accordance with this Agreement, and after a notice is delivered by the party affected by such amendment or promulgation to the other party, both parties shall consult in a timely manner and make all necessary amendments to this Agreement in order to maintain the economic benefits and interests owned by the influenced party under this Agreement.

16.3

In the event that any provisions of this Agreement are invalid or cannot be enforced due to conflict with laws, such provisions shall be deemed as invalid within the jurisdiction of the applicable laws, and shall not affect the effectiveness of other provisions of this Agreement.

16.4

Both parties are entitled to amend or supplement this Agreement in the form of written agreements at any time. Such amendments or supplements shall be a part of this Agreement after being executed by duly authorized representatives of both parties, and shall have equal effectiveness of this Agreement.

16.5

This Agreement is made in three (3) copies. Each copy of this Agreement shall be of equal validity and effect. Each party will hold one copy of this Agreement and the remaining one shall be used for the procedure of filling and registration.

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[Signature Page to Exclusive Consulting and Services Agreement]

Party A: Beijing BlueCity Information & Technology Co., Ltd.

Authorized Representative: /s/ Beijing BlueCity Information & Technology Co., Ltd. (Seal)

Party B: Beijing BlueCity Culture and Media Co., Ltd.

Authorized Representative: /s/ Beijing BlueCity Culture and Media Co., Ltd. (Seal)